Exhibit 99.1

The Wilber Corporation Announces
Third Quarter 2009 Results

FOR IMMEDIATE RELEASE

DATE:	October 23, 2009
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

COMPANY REPORTS STRONG EARNINGS AND MORTGAGE ORIGINATIONS

Oneonta, New York, October 23, 2009 – The Wilber Corporation (NYSE Amex: GIW) (“Company”), parent company of Wilber National Bank (“Bank”), today reported net income of $2.734 million and earnings per share of $0.26 for the three-month period ended September 30, 2009.  By comparison, the Company's net income and earnings per share for the three-month period ended September 30, 2008 were $1.383 million and $0.13, respectively.  This represents a 97.7% increase in net income and a 100.0% increase in earnings per share.  This improvement was largely driven by an increase of $1.751 million or 25.6% in net interest income and a $1.223 million or 89.0% increase in noninterest income, both between comparable third quarter periods.  The Company's return on average assets and return on average equity for the third quarter of 2009 were 1.15% and 15.59%, respectively, as compared to 0.63% and 7.93% for the same period in 2008.

The Company’s increase in net interest income over the three-month period ended September 30, 2009 as compared to the same period in 2008 was principally due to a $66.343 million or 7.91% increase in average earning assets and an improvement in the tax equivalent net interest margin of 44 basis points due to lower funding costs. The increase in average earning assets was primarily due to the Company’s initiative to expand into the Greater Syracuse and Capital District markets of New York State as well as improvement within our core markets.  The improvement in the above mentioned noninterest income was driven principally by net investment security gains of $1.172 million recorded in the third quarter of 2009, comprised primarily of gains on the sale of available-for-sale investment securities.

The Company reported noninterest expense of $7.049 million for the third quarter of 2009, a $1.048 million or 17.5% increase over the same period in 2008.  This increase was driven by increases of $498 thousand in employee benefits expense, $340 thousand in salaries expense and $311 thousand in FDIC assessment expenses when compared to the third quarter of 2008.  The increase in employee benefits expense was due to costs incurred in connection with the Company’s agreement with 10 senior managers to terminate their participation in a Company life insurance program.  This arrangement will significantly reduce future annual service costs required to support this program.  Also adding to the increase in employee benefits expense between comparable periods was an increase in costs associated with the Company’s frozen defined benefit pension plan.  The Bank’s FDIC premium assessment expense increased due to the FDIC’s initiative to restore its Deposit Insurance Fund to required statutory levels.

Douglas Gulotty, President and CEO, stated, “Once again we set a new record for net interest income for the quarter and year to date periods.  The Company’s decision two years ago to enter the Syracuse and Capital District markets is showing solid results through this improvement of our core operating earnings.  Our prudent deposit pricing and balance sheet management allowed our cost of funds to also decrease; we are now seeing tax equivalent margins improve to a level we haven’t seen in several years.”

The Company reported net income of $5.400 million and earnings per share of $0.51 for the nine-month period ended September 30, 2009.  By comparison, the Company's net income and earnings per share for the nine-month period ended September 30, 2008 were $4.228 million and $0.40, respectively.  This increase in net income and earnings per share was principally due to a $4.478 million increase in net interest income due largely to an 11.5% increase in average earning assets and a 26 basis point increase in tax equivalent net interest margin.  Additionally, noninterest income increased $1.648 million or 32.9% between comparable nine-month periods.  Mr. Gulotty added, “An important part of the improvement in net interest income is the direct result of our 2007 acquisition of Provantage Funding Corporation and the approximate $44 million in residential mortgages subsequently booked.  Residential mortgage originations increased 38% for the first nine months of 2009 over the same 2008 period.  Our prudent underwriting standards are evident, as we did not record a single loss in this portfolio through the first nine months of this year.  We are very pleased with this performance.”  The impact on noninterest income due to the improvement in investment security gains of $2.544 million was offset by a $1.820 million increase in the provision for loan losses and a $938 thousand increase in the FDIC premium assessment, all between comparable nine-month periods.  Lastly, employee benefits expense increased $880 thousand between comparable nine-month periods due principally to a $647 thousand increase in costs associated with the Company’s frozen retirement plan.

While earnings for the first nine months of 2009 exceeded the comparable 2008 period, several of our asset quality measures worsened over these same time frames.  Net loan charge-offs to average loans for the nine-month period of 2009 was 0.25%, as compared with 0.18% for the same period in 2008.  The level of non-performing loans as of September 2009 was $12.108 million as compared to $6.310 million as of September 2008, an increase of $5.798 million or 91.9%.  This caused the ratio of non-performing loans to period-end loans to increase to 2.03% as of September 2009, as compared to 1.18% as of September 2008.  In addition, the amount of impaired loans, potential problem loans and delinquent loans increased.  In response to these conditions, the Company recorded $2.720 million in the provision for loan losses in the first nine months of 2009 as compared to $900 thousand in the comparable prior year period.  This action reflected the impact the deteriorating economic conditions had on the Company’s borrowers.  As a result, the allowance for loan losses to period-end loans as of September 2009 was 1.53% as compared with 1.35% as of September 2008.

The Company's return on average assets and return on average equity for the first nine months of 2009 were 0.77% and 10.54%, respectively, as compared to 0.66% and 8.10%, respectively, for the same period in 2008.  Average total assets of the Company equaled $939.212 million for the first nine months of 2009, as compared to $851.613 million for the comparable prior year period, an $87.599 million or 10.3% increase.

In other news, on July 16, 2009 the Company introduced a Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) which provides an economical and convenient method for existing Wilber shareholders to purchase shares of common stock by reinvesting all or part of their dividends.  The Plan also permits existing and prospective shareholders to purchase additional shares of common stock with optional cash investments.  Additionally, and effective October 9, 2009, pursuant to an amended plan, existing and prospective shareholders can now purchase stock at a 5% discount from the market price.  Mr. Gulotty commented, “We believe this approach benefits both shareholders and the Company as existing and prospective shareholders can take part in the Company’s continued growth and the Company can further enhance its already existing well capitalized status.”

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, and through its Bank subsidiary serves the financial needs of the communities of central and upstate New York.  The Wilber Corporation’s common stock trades under the symbol “GIW” on the NYSE Amex (formerly the American Stock Exchange).

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 23 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, Onondaga, Saratoga, and Broome Counties and a loan production office located in Saratoga County.  The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending.  The Bank’s residential mortgage division, Provantage Home Loans, is a HUD endorsed lender that provides a wide variety of residential mortgage products, including government FHA loans that fit the needs of most consumers.  The Bank provides personal trust, agency, estate administration, and retirement planning services to individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and mutual funds through the third party broker-dealer firm INVeST®.  The Bank currently has 274 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.
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NOTE:  This release may contain certain statements that are historical facts or that concern the Company’s future operations or economic performance and that are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risks and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors such as changing economic and competitive conditions and other risks and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
($ In thousands, except per share amounts)
Unaudited	As of and for the three		As of and for the nine
	months ended September 30,		months ended September 30,
Condensed Income Statement	2009	2008³	2009	2008³
Net interest income	$8,595	$6,844	$23,826	$19,348
Provision for loan losses	570	500	2,720	900
Net interest income after provision for loan losses	8,025	6,344	21,106	18,448
Noninterest income	2,597	1,374	6,655	5,007
Noninterest expense	7,049	6,001	20,616	18,005
Income before taxes	3,573	1,717	7,145	5,450
Income taxes	839	334	1,745	1,222
Net income	$2,734	$1,383	$5,400	$4,228

Share and Per Share Data
Average common shares outstanding (in thousands)	10,513	10,504	10,507	10,504
Period-end common shares outstanding (in thousands)	10,530	10,504	10,530	10,504

Net income per share	$0.26	$0.13	$0.51	$0.40

Cash dividends declared	$0.060	$0.095	$0.215	$0.285

Book value per common share	$6.82	$6.65	$6.82	$6.65

Period-end Balances
Total assets	$916,137	$888,218	$916,137	$888,218
Earning assets	880,971	845,215	880,971	845,215
Loans, gross4	597,248	533,552	597,248	533,552
Allowance for loan losses	9,162	7,225	9,162	7,225
Deposits	759,031	727,458	759,031	727,458
Shareholders' equity	71,842	69,797	71,842	69,797

Average Balances
Total assets	$940,301	$880,299	$939,212	$851,613
Earning assets	905,023	838,680	903,126	809,887
Loans, gross4	601,745	515,920	599,303	479,394
Allowance for loan losses	8,929	6,965	8,383	6,982
Deposits	786,407	725,514	786,406	707,129
Shareholders' equity	69,575	69,396	68,526	69,722

Key Ratios
Earnings:
Return on average assets	1.15%	0.63%	0.77%	0.66%
Return on average equity	15.59%	7.93%	10.54%	8.10%
Net interest margin (tax-equivalent)	3.92%	3.48%	3.69%	3.43%
Efficiency ratio¹	67.55%	68.16%	70.90%	69.71%

Asset Quality
Net loan charge-offs to average loans, annualized	0.16%	0.18%	0.25%	0.18%
Allowance for loan losses to period-end loans	1.53%	1.35%	1.53%	1.35%
Allowance for loan losses to non-performing loans²	76%	114%	76%	114%
Non-performing loans to period-end loans²	2.03%	1.18%	2.03%	1.18%
Non-performing assets to period-end assets²	1.38%	0.73%	1.38%	0.73%

Common Stock Data
The Company's common stock ($0.01 par value per share)	2009	High Trade	Low Trade	Dividend
trades on the NYSE Amex (formerly the American Stock	3nd Quarter	$12.00	$7.76	$0.060
Exchange) under the symbol GIW.	2nd Quarter	$14.15	$6.78	$0.060
	1st Quarter	$8.40	$6.71	$0.095

	2008	High Trade	Low Trade	Dividend
	4th Quarter	$7.90	$5.54	$0.095
	3rd Quarter	$8.98	$7.70	$0.095
	2nd Quarter	$9.00	$8.31	$0.095
	1st Quarter	$9.10	$8.52	$0.095

(1)
Calculated by dividing total non-interest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus non-interest income other than securities gains and losses.

(2)	Non-performing loans include nonaccrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.
(3)	Certain figures have been reclassified to conform with current period presentation.
(4)	Period-end and average loan balances include non-accrual loans and net deferred loan fees and costs and excludes the allowance for loan losses and loans held for sale.